UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2018

AURA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17249	95-4106894
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10541 Ashdale St.

Stanton, CA 90680

(Address of principal executive offices)

(310) 643-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Adjustments to Convertible Securities

In connection with the Reverse Stock Split described in Item 5.03 below, the Company’s outstanding warrants and convertible promissory notes will be adjusted (provided that, in connection with the automatic conversion of convertible promissory notes described in Item 8.01 below, no change to the applicable conversion price of such notes occurred). Furthermore, all shares of Common Stock subject to outstanding equity awards (including stock options) under the Company’s equity incentive plans, and the number of shares of Common Stock which have been authorized for issuance under these plans but as to which no equity awards have yet been granted, or which have been returned upon cancellation or expiration of such equity awards, were converted at the Split Effective Time (as defined in Item 5.03 below) into one-seventh of the number of such shares immediately preceding the Reverse Stock Split. In addition, the exercise price of outstanding equity awards were multiplied by seven. No fractional shares with respect to the shares subject to the outstanding equity awards were issued following the Reverse Split. If the number of shares subject to any outstanding equity award immediately before the Reverse Stock Split was not evenly divided by seven, such number was rounded down to the nearest whole number, with the fractional interest disregarded.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Reverse Stock Split

Pursuant to the authorization granted by the stockholders of Aura Systems, Inc., a Delaware corporation (the “Company”), at the Company’s Annual Meeting of Stockholders held on January 11, 2018, the Company's Board of Directors approved a reverse stock split of all of the outstanding shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), whereby each seven shares of Common Stock was combined and changed into one share of Common Stock (the “Reverse Stock Split”).

On February 14, 2018, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) to implement the Reverse Stock Split. Pursuant to the Certificate of Amendment, the Reverse Stock Split was effective as of February 14, 2018 at 5:00 p.m. Eastern time (the “Split Effective Time”). A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

At the Split Effective Time, all shares of Common Stock issued and outstanding immediately prior to the Split Effective Time were automatically reclassified into a smaller number of shares such that each seven shares of issued Common Stock immediately prior to the Split Effective Time were combined and reclassified into one share of Common Stock. No fractional shares were issued, and in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split will be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of Common Stock on the OTC Bulletin Board on February 14, 2018. To reflect the Reverse Stock Split, proportional adjustments were made to the Company’s equity awards and equity compensation plans. The Reverse Stock Split did not affect the par value per share of the Common Stock. Interwest Transfer Co, Inc., the Company’s transfer agent, is acting as exchange agent for purposes of implementing the exchange of any stock certificates and the payment of cash in lieu of fractional shares.

The Company’s Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment, continues to authorize the Company to issue a maximum of 75 million shares of Common Stock.

Item 8.01	Other Events.

Automatic Conversion of Convertible Notes

As previously reported, the Company had outstanding certain convertible promissory notes (the “Convertible Notes”) which provided for automatic conversion of all or a portion of the Company indebtedness represented by such Convertible Notes upon the Split Effective Time. As a result of these provisions, upon the Split Effective Time, $40,032,822 of the Company’s indebtedness automatically converted into 25,659,478 shares of Common Stock.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated February 14, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 21, 2018	By:	/s/ Melvin Gagerman
Melvin Gagerman
Chief Executive Officer

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